Exhibit 99.1

FOR IMMEDIATE RELEASE
July 20, 2005
Contacts:
Barry Hulin, President and CEO — 702.221.8600
Dick Holtzclaw, EVP and CFO — 702.436.1515

VALLEY BANCORP REPORTS STRONG EARNINGS FOR SECOND QUARTER 2005

HIGHLIGHTS

•	Second quarter earnings of $1,404,000, up 103% from $691,000 in 2nd quarter 2004.
•	Second quarter earnings per diluted share of $0.48 up 23% from $0.39 in 2nd quarter 2004.
•	ROE and ROA of 14.77% and 1.75% respectively in 2nd quarter 2005.
•	Total net loans increased $72 million, up 42% from 2nd quarter 2004.

Las Vegas, Nevada — Valley Bancorp (NASDAQ: VLLY), the holding company for Valley Bank, today announced net income of $1,404,000 or $0.48 per diluted share for the quarter ended June 30, 2005, a 103% increase from net income of $691,000 for the second quarter of 2004. Valley also announced earnings for the six months ended June 30, 2005 of $2.5 million or $0.85 per diluted share, a 90% increase over the $1.3 million earned during the same period in 2004.

Return on average assets and return on average equity for the quarter ended June 30, 2005 were 1.75% and 14.77% as compared to 1.23% and 16.24% for the same period in 2004, respectively. For the six months ended June 30, 2005, return on average assets and return on average equity were 1.64% and 13.34%, respectively. The return on average equity for the second quarter 2005 was lower than the second quarter 2004 due to a higher average equity balance during the quarter resulting from the successful completion of the Initial Public Offering that closed on September 28, 2004.

Valley’s total assets grew $108 million or 47%, to $335 million at June 30, 2005 as compared to $227 million at June 30, 2004. At June 30, 2005, Valley’s total net loans were $246 million, total deposits were $279 million, and stockholders’ equity was $39 million.

Barry L. Hulin, President and Chief Executive Officer, stated, “We are pleased with our results for the first half of 2005, and look forward to the opening of two new branches in the second half. The economy in Southern Nevada remains amongst the strongest in the Nation and we expect to continue to actively participate in this growth.”

Financial Performance Indicators for the Three and Six Months Ended June 30, 2005 and 2004
(Dollars in thousands, except per share data)
(Unaudited)

	At June 30,		Change
	2005	2004	$ or #	%
Balance Sheet:
Loans net of Unearned Fees	$248,154	$175,467	$72,687	41.42%
Allowance for Loan Losses	(2,497)	(1,888)	(609)	32.26%

Loans, net	$245,657	$173,579	$72,078	41.52%

Total Assets	$334,784	$227,067	$107,717	47.44%
Total Earning Assets	320,586	214,776	105,810	49.27%
Total Investments	74,929	41,197	33,732	81.88%
Total Deposits	278,860	208,632	70,228	33.66%
Total Borrowed Funds	15,446	486	14,960	3078.19%
Total Liabilities	295,903	209,902	86,001	40.97%
Total Stockholders’ Equity	$38,881	$17,165	$21,716	126.51%

Common Shares Outstanding	2,808,173	1,725,478	1,082,695	62.75%
Book Value per Share	$13.85	$9.95	$3.90	39.17%

Allowance for Loan Losses to Total Loans	1.01%	1.08%		-0.07%
Total Stockholders’ Equity to Total Assets	11.61%	7.56%		4.05%
Total Loans to Total Deposits & Borrowed Funds	83.47%	83.01%		0.46%

	Three Months Ended June 30,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$5,282	$3,239	$2,043	63.08%
Interest Expense	1,430	669	761	113.75%

Net Interest Income	3,852	2,570	1,282	49.88%
Provision for Loan Losses	229	281	(52)	-18.51%
Non-interest Income	62	61	1	1.64%
Non-interest Expense	1,554	1,301	253	19.45%

Income before Income Taxes	2,131	1,049	1,082	103.15%
Income Tax Expense	727	358	369	103.07%

Net Income	$1,404	$691	$713	103.18%

Basic Earnings Per Share	$0.50	$0.40	$0.10	25.00%
Diluted Earnings Per Share	0.48	0.39	0.09	23.08%

Weighted Average Shares — Basic	2,798,203	1,725,478	1,072,725	62.17%
Weighted Average Shares — Diluted	2,936,942	1,784,979	1,151,963	64.54%

	Three Months Ended June 30,		Change
	2005	2004	$ or #	%
Average Total Assets	$320,054	$225,238	$94,816	42.10%
Average Earning Assets	306,613	213,961	92,652	43.30%
Average Stockholders’ Equity	38,015	17,017	20,998	123.39%

Net Interest Margin (1)	5.04%	4.83%		0.21%
Return on Assets (1)	1.75%	1.23%		0.53%
Return on Equity (1)	14.77%	16.24%		-1.47%
Non-interest Expense to Average Earning Assets (1)	2.03%	2.43%		-0.40%
Efficiency Ratio	39.70%	49.24%		-9.54%
Full Time Equivalent Employees	53	47	6	12.77%

	Six Months Ended June 30,		Change
	2005	2004	$ or #	%
Income Statement:
Interest Income	$9,744	$6,062	$3,682	60.74%
Interest Expense	2,519	1,312	1,207	92.00%

Net Interest Income	7,225	4,750	2,475	52.11%
Provision for Loan Losses	280	386	(106)	-27.46%
Non-interest Income	137	162	(25)	-15.43%
Non-interest Expense	3,295	2,532	763	30.13%

Income before Income Taxes	3,787	1,994	1,793	89.92%
Income Tax Expense	1,291	681	610	89.57%

Net Income	$2,496	$1,313	$1,183	90.10%

Basic Earnings Per Share	$0.89	$0.76	$0.13	17.11%
Diluted Earnings Per Share	0.85	0.74	0.11	14.86%

Weighted Average Shares — Basic	2,794,518	1,725,478	1,069,040	61.96%
Weighted Average Shares — Diluted	2,945,444	1,785,502	1,159,942	64.96%

Average Total Assets	$304,440	$213,973	$90,467	42.28%
Average Earning Assets	291,122	203,329	87,793	43.18%
Average Stockholders’ Equity	37,431	16,721	20,710	123.86%

Net Interest Margin (1)	5.00%	4.70%		0.30%
Return on Assets (1)	1.64%	1.23%		0.41%
Return on Equity (1)	13.34%	15.70%		-2.37%
Non-interest Expense to Average Earning Assets (1)	2.26%	2.49%		-0.23%
Efficiency Ratio	44.76%	51.58%		-6.82%

(1)	Annualized

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2005 was $3.9 million. This represents an increase of $1.3 million or 49.9% as compared to $2.6 million for the second quarter of 2004. The increase was primarily a result of higher interest income from loans and other earning assets due to increased outstanding totals, as well as an improved interest margin. Valley average earning assets increased by $93 million or 43% to $307 million for the quarter ended June 30, 2005 as compared to $214 million for the second quarter of 2004. The net interest margin for the quarter ended June 30, 2005 increased to 5.04% as compared to 4.83% for the same period in 2004.

For the six months ended June 30, 2005, net interest income increased by $2.5 million or 52.1% to $7.2 million as compared to $4.7 million for the same period in 2004. Average earning assets for the six-month period in 2005 totaled $291 million as compared to $203 million for the same period in 2004, an increase of $88 million or 43.2%. The net interest margin for the first half of 2005 was 5.00% as compared to 4.70% for the first half of 2004.

Rising interest rates and increasing loans and investment securities outstanding contributed to the improved net interest margin for both the second quarter and the year-to-date of 2005.

Distribution of Assets, Liabilities and Stockholders’ Equity; Interest Rates and Interest Differential

	Three Months Ended June 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$240,560	$4,722	7.87%	$168,299	$3,045	7.28%
Federal funds sold (6)	16,270	119	2.93%	19,015	46	0.97%
Interest bearing deposits (6)	10,682	84	3.15%	13,255	74	2.25%
Investment securities (6)	39,101	357	3.66%	13,392	74	2.22%

Total earning assets and interest income	306,613	5,282	6.91%	213,961	3,239	6.09%

Non-interest earning assets:
Cash and due from banks	7,141			7,153
Premises and equipment	6,282			4,384
Other assets	2,392			1,678
Allowance for credit losses	(2,374)			(1,938)

Total assets	$320,054			$225,238

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$75,394	$262	1.39%	$68,483	$140	0.82%
Savings deposits	11,768	22	0.75%	11,639	14	0.48%
Time deposits $100,000 or more	61,741	457	2.97%	33,406	185	2.23%
Other time deposits	82,522	664	3.23%	53,237	321	2.43%
Short-term borrowings	—	—	—	—	—	—
Long-term borrowings	2,101	25	4.77%	493	9	7.34%

Total interest bearing liabilities	233,526	1,430	2.46%	167,258	669	1.61%

	Three Months Ended June 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Noninterest-bearing liabilities:
Demand deposits	46,959			40,089
Other liabilities	1,554			874
Stockholders’ equity	38,015			17,017

Total liabilities and stockholders’ equity	$320,054			$225,238

Net Interest Spread (7)			4.45%			4.48%

Net interest income/margin (8)		$3,852	5.04%		$2,570	4.83%

	Six Months Ended June 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Assets
Earning assets:
Loans (3) (4) (5)	$224,521	$8,653	7.77%	$158,799	$5,668	7.18%
Federal funds sold (6)	17,939	240	2.70%	16,048	78	0.98%
Interest bearing deposits (6)	9,898	140	2.85%	13,605	140	2.07%
Investment securities (6)	38,764	711	3.70%	14,877	176	2.38%

Total earning assets and interest income	291,122	9,744	6.75%	203,329	6,062	6.00%

Non-interest earning assets:
Cash and due from banks	7,379			6,502
Premises and equipment	6,042			4,409
Other assets	2,207			1,613
Allowance for credit losses	(2,310)			(1,880)

Total assets	$304,440			$213,973

Liabilities and Stockholders’ Equity
Interest bearing liabilities:
Interest bearing demand deposits	$74,300	$475	1.29%	$67,410	$275	0.82%
Savings deposits	12,192	40	0.66%	10,656	26	0.49%
Time deposits $100,000 or more	56,098	781	2.81%	32,241	364	2.27%
Other time deposits	77,105	1,190	3.11%	50,972	628	2.48%
Short-term borrowings	—	—	—	153	1	1.31%
Long-term borrowings	1,287	33	5.17%	497	18	7.28%

Total interest bearing liabilities	220,982	2,519	2.30%	161,929	1,312	1.63%

Noninterest-bearing liabilities:
Demand deposits	44,739			34,534
Other liabilities	1,288			789
Stockholders’ equity	37,431			16,721

Total liabilities and stockholders’ equity	$304,440			$213,973

	Six Months Ended June 30,
	2005			2004
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
	Balance (1)	Expense	Cost (2)	Balance (1)	Expense	Cost (2)
	(Dollars in thousands)
Net Interest Spread (7)			4.45%			4.37%

Net interest income/margin (8)		$7,225	5.00%		$4,750	4.70%

(1)	Average balances are obtained from the best available daily data.
(2)	Annualized.
(3)	Loans are gross of allowance for credit losses but after unearned fees.
(4)	Non-accruing loans are included in the average balances.
(5)	Interest income includes loan fees of $22,000, $115,000, $82,000 and $237,000 for the three and six months ended June, 2005 and 2004, respectively.
(6)	All investments are taxable.
(7)	Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities
(8)	Net interest margin represents net interest income as a percentage of average interest-earning assets.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses was $229,000 for the three months ended June 30, 2005 as compared to $281,000 for the same period in 2004. For the six months ended June 30, 2005, the provision for loan losses was $280,000 as compared to $386,000 for the same period in 2004. The allowance for loan losses of $2.5 million at June 30, 2005 reflected management’s assessment of the current risk in the loan portfolio and represented 1.01% of total loans. Valley had three non-accrual loans of $1.8 million and one loan of $41,000 that was past due 90 days or more as of June 30, 2005.

Non-interest Income and Non-interest Expense

Non-interest income was $62,000 for the three months ended June 30, 2005 as compared to $61,000 for the same period in 2004. For the six months ended June 30, 2005, non-interest income was $137,000 as compared to $162,000 for the same period in 2004. The decrease of $25,000 was due primarily to lower aggregate service charges on deposit accounts. Higher average balances on deposit accounts maintained by the customers continued to hold down service charge income.

Non-interest expense was $1.6 million for the three months ended June 30, 2005, an increase of $253,000 over the same period in 2004. For the six months ended June 30, 2005, non-interest expense was $3.3 million, an increase of $763,000 over the same period in 2004. The increase was primarily a result of increased compensation and employee benefits costs due to increasing staff levels, higher professional fees associated with being a publicly traded company, higher data processing expenses due to increased number of customers’ accounts and transactions being processed, and higher marketing and advertising costs.

Balance Sheet

Valley’s total assets were $335 million at June 30, 2005, an increase of $108 million or 47% from $227 million at June 30, 2004. The increase was due primarily to a $72 million net increase in the loan portfolio, a $26 million increase in available for sale securities, a $10 million increase in Federal funds sold, and a $3 million decrease in interest-bearing deposits at other financial institutions. Total deposits increased by $70 million or 34% to $279 million at June 30, 2005, as compared to $209 million at June 30, 2004. Valley borrowed $15 million from the Federal Home Loan Bank of San Francisco during the quarter ended June 30, 2005 to fund its earning asset growth. Valley stockholders’ equity increased by $21.7 million or 126.5% to $38.9 million at June 30, 2005 from $17.2 million at June 30, 2004, due primarily to increased retained earnings of approximately $4.4 million and net proceeds of approximately $17.1 million from its Initial Public Offering completed on September 28, 2004.

About Valley Bancorp

Headquartered in Las Vegas, Valley Bancorp is the holding company for Valley Bank, a Nevada state-chartered commercial bank with branches in Las Vegas, Henderson, and Pahrump.

Website:	Valley Bancorp’s website — www.valleybancorp.com
Valley Bank’s website — www.vbnv.com

This news release contains forward-looking statements. These statements are subject to a number of uncertainties and risks including, but not limited to, the company’s inability to generate increased earning assets, sustain credit losses, maintain adequate net interest margin, control fluctuations in operating results, maintain liquidity to fund assets, retain key personnel, and other risks detailed from time to time in Valley Bancorp’s filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2004. Actual results may differ.

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